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                                                                   Exhibit 10(x)

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of the 23rd day of August, 1999, by and between SENSORMATIC ELECTRONICS CORPORATION, a Delaware corporation having its principal place of business at 951 Yamato Road, Boca Raton, Florida 33431 (hereinafter referred to as the "Corporation"), and PER-OLOF LOOF, residing at 20281 Boca West Drive, #2202, Boca Raton, Florida 33434 (hereinafter referred to as the "Employee");

                              W I T N E S S E T H:

         WHEREAS, the Corporation desires to employ the Employee as its President and Chief Executive Officer, and the Employee is willing to accept such employment, all subject to the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

         1. EMPLOYMENT AND TERM. Subject to the terms and conditions hereof, the Corporation hereby employs the Employee, and the Employee hereby accepts employment by the Corporation, for an initial term of four years commencing on August 23, 1999 and continuing thereafter, subject to termination by either party, with or without cause, by giving written notice to the other party in accordance with and subject to Section 4 or Section 5 hereunder (the "Term of Employment").

         2. DUTIES. The Employee shall serve the Corporation as a member of its Board of Directors and shall hold the offices of President and Chief Executive Officer or shall serve in such other executive capacity as may be reasonably determined by the Board of Directors and is reasonably acceptable to him. The Employee shall perform such executive, administrative and other services and duties as are incidental to the offices he holds and as may, from time to time, be assigned to him by the Board of Directors of the Corporation or a committee thereof. The Employee further agrees to serve as an officer and/or director of any parent, subsidiary or affiliate of the Corporation, upon request by the Board of Directors of the Corporation or a committee thereof. During the term of this Agreement, the Employee shall devote substantially all of his business time, attention and energies to the business of the Corporation. Neither the Employee's participation in other businesses, as a director or otherwise, with the approval of the Corporation's Board of Directors (which approval shall be deemed to include the Board of Directors not objecting to such participation following disclosure thereof to the Board of Directors by Employee, and which approval may not subsequently be withdrawn without cause) nor the Employee's engaging in charitable activities and community affairs or managing his personal investments and affairs shall be deemed to contravene the foregoing provision.



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         3. COMPENSATION.

         (a) As base compensation for the services to be rendered by the Employee hereunder, the Corporation shall pay to the Employee a salary at the rate of $495,000 per annum, to be paid in equal biweekly installments, during the Term of Employment. The base salary shall be reviewed no less frequently than annually for increase in the discretion of the Board of Directors of the Corporation or a committee thereof.

         (b) The Corporation shall pay the Employee bonus compensation, based upon certain performance criteria, as shall be established by the Board of Directors and agreed to by the Employee for each fiscal year during the Term of Employment. Targeted bonus compensation will be set at approximately 65% of annual base salary per fiscal year. For the 12 months following the commencement of the Employee's employment, Employee's bonus compensation shall be a guaranteed minimum of $325,000 prorated between the fiscal year ending June 30, 2000 and the fiscal year ending June 30, 2001, based on the respective portions of such fiscal years that he is employed (subject to Employee's continued employment through such period in accordance with the terms of this Agreement). Bonus compensation shall be payable within ninety (90) days following the end of the Corporation's fiscal year during the Term of Employment.

         (c) During the Term of Employment, the Employee shall be entitled to reimbursement for all normal and reasonable travel, entertainment and other expenses necessarily incurred by him in the performance of his obligations hereunder.

         (d) Until the time of his retirement, and thereafter in accordance with their respective terms, the Employee shall be entitled to participate in or benefit from such medical insurance, pension, retirement, life insurance, bonus, profit-sharing, stock option, stock purchase, stock purchase loan, and other fringe benefit plans or policies as the Corporation may make available to or have in effect for its executive personnel from time to time. The Employee shall also be entitled to vacations, sick leave and other fringe benefits in accordance with the policies of the Corporation from time to time in effect for executive personnel.

         During the Term of Employment the Corporation shall provide and maintain for the Employee's use an automobile of his reasonable choice. The Corporation shall also provide for the payment of such country club/golf club fees and airline club room fees as are necessary or advisable for the Employee's professional activities, including the entertainment of business associates/clients.

         (e) Except as hereinafter provided, the Corporation shall pay the Employee, for any period during the Term of Employment during which he is unable fully to perform his duties because of physical or mental disability or incapacity, an amount equal to the compensation due him for such period in accordance with this Agreement less the aggregate amount of all income disability benefits which for such period he may receive or to which he may be entitled under or by reason of (i) any group health insurance plan; (ii) any applicable compulsory state disability law; (iii) the Federal Social Security Act and/or any other governmental plan or program; (iv) any applicable workmen's compensation law or similar law; and (v) any plan towards which the Corporation or any parent, subsidiary or affiliate of the Corporation has contributed or for which it has made payroll deductions, such as group accident or health policies, but not including the SERP (as hereinafter defined) (collectively, ADisability Benefits@).




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         (f) During the Employee's employment hereunder, and thereafter upon retirement in accordance with such Plan, the Employee shall be entitled to participate in the Corporation's Supplemental Executive Retirement Plan for officers (the "SERP"). Under the SERP, the Employee's target retirement benefit, assuming retirement at age 62, would be 50% of the average of the Employee's last three years' cash compensation (base salary plus annual incentive bonus). The Employee's benefits under the SERP shall vest 50% after three years, 75% after four years and 100% after five years of service. Benefits under the SERP are earned ratably over the years of employment remaining until the Employee reaches age 62, and are payable for a 15-year period.

         (g) Upon the commencement of the Employee's employment, the Corporation shall grant him a 10-year option to purchase 375,000 shares of common stock of the Corporation under the Corporation's 1999 Stock Incentive Plan at an exercise price equal to the fair market value on the date of the commencement of his employment. Such option shall vest and become exercisable as to 33% of the shares on each of the first, second and third anniversaries of such date. The Employee shall also be entitled to participate in future stock option grants made by the Corporation under its regular option program for executives, as determined by the Board of Directors or a committee thereof or under the relevant plans.

         (h) The Employee shall be entitled to participate in the Corporation's Success Sharing Program, Long-Term Incentive Plan, with a target benefit and other terms and conditions to be determined by the Board of Directors or a committee thereof.

         (i) The Employee shall be entitled to the benefits of the Corporation's full international relocation package.

         (j) To facilitate the Employee's purchase of a home in the Boca Raton, Florida area, the Corporation shall lend $1,000,000 to the Employee, interest free, upon his request in connection with such purchase. Conditioned on the continuation of the Employee's employment with the Corporation, such loan shall be forgiven at the rate of 25% per year, effective on each of the first four anniversaries of the commencement of the Employee's employment.

         4. COMPENSATION UPON TERMINATION.

         (a) The Employee may terminate the Term of Employment at any time by giving at least three (3) month's prior written notice to the Corporation. If the Employee provides less than three (3) months' notice, he shall not be entitled to any bonus compensation for the fiscal year in which termination occurs. In the event that the Term of Employment is terminated pursuant to this
Section 4(a), the Employee shall be entitled only to any base salary and any other amounts earned or accrued by or otherwise owing to the Employee but not yet paid as of the date of termination, a pro rata for the portion of the current fiscal through the date of termination (subject to the preceding sentence), and any other benefits to which the Employee or his beneficiaries may be entitled under the applicable benefit plans and policies of the Corporation.

         (b) The Corporation may terminate the Term of Employment at any time by giving at least 30 days' prior written notice to the Employee, if without cause, or effective immediately on notice,


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if with cause (after compliance with the provisions of Section 5). In the event of such termination by the Corporation (except pursuant to Section 5 hereunder), and subject to the Employee's continued compliance with Sections 6, 7 and 8, the Employee shall be entitled to:

                  (i) base salary through the date of termination of his employment;

                  (ii) base salary, at the annualized rate in effect on the date of termination of employment (or in the event a reduction in base salary is the basis for a termination pursuant to Section 4(c) below, then the base salary in effect immediately prior to such reduction), for the balance of the initial four-year term of this Agreement, or for a period of 24 months following such termination, whichever period is longer (the "Continuation Period"), payable at the same regular intervals as in effect prior to the termination;

                  (iii) an annual bonus for the fiscal year in which termination occurs and each subsequent full fiscal year during the Continuation Period, in an amount equal to the targeted bonus for the year in which termination occurs, payable annually at the applicable time under
         Section 3(b);

                  (iv) a prorated such bonus for any portion of the Continuation Period following the end of the last fiscal year referred to in clause
         (iii) above, payable within sixty (60) days after the end of the Continuation Period;

                  (v) forgiveness of any unpaid principal amount under the loan referred to in Section 3(j), effective on the date of termination;

                  (vi) any other amounts earned, accrued or owing to the Employee but not yet paid as of the date of termination; and

                  (vii) continued participation in all medical, dental, hospitalization and life insurance coverage plans or programs in which he was participating on the date of the termination of his employment until the end of the Continuation Period; provided that the Corporation's obligations under this clause shall be reduced to the extent that the Employee is eligible for similar coverage and benefits under the plans and programs of a subsequent employer or has similar coverage under a governmental plan.

         (c) In the event that any of the following events occur, the Employee may terminate the Term of Employment by giving 30 days' prior written notice to the Corporation, and if the event giving rise to such right has not been cured within such 30-day period, the Employee shall thereupon be entitled to the payments, entitlements and benefits provided in Section 4(b) above as if the Corporation had terminated the Term of Employment pursuant to Section 4(b) above:

                  (i) a reduction in the Employee's then current base salary or targeted bonus or the termination or material reduction of any employee benefit or perquisite to which he is then entitled (other than as part of an across-the-board reduction of such benefit or perquisite applicable to executive officers of the Corporation generally);

                  (ii) the failure to continue the Employee as Chief Executive Officer and a director of the Corporation or removal of him from either such position;



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                  (iii) a material diminution in the Employee's duties or the assignment to the Employee of duties which are materially inconsistent with his duties or which materially impair the Employee's ability to function as the Chief Executive Officer of the Corporation; or

                  (iv) the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Corporation within 15 days after a merger, consolidation, sale or similar transaction.

         (d) In the event that the aggregate of all payments or benefits made or provided to the Employee following a change in control of the Corporation under this Agreement and under all other plans and programs of the Corporation (the "Aggregate Payment") is determined to include an excess parachute payment, as such term is defined in Section 280G(b)(1) of the Internal Revenue Code, the Corporation shall pay to the Employee, prior to the time any excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax") is payable with respect to such excess parachute payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the excess parachute payment. The determination of whether the Aggregate Payment includes an excess parachute payment and, if so, the amount to be paid to the Employee and the time of payment pursuant to this Section 4(d) shall be made by an independent auditor (the "Auditor") jointly selected by the Corporation and the Employee and paid by the Corporation. The Auditor shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Corporation or any affiliate thereof. If the Employee and the Corporation cannot agree on the firm to serve as the Auditor, then the Employee and the Corporation shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor.

         (e) In the event of any termination of employment under this Section 4, the Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due the Employee under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain except as specifically provided in this Section 4.

         5. TERMINATION FOR CERTAIN CAUSES. (a) Notwithstanding anything to the contrary set forth elsewhere herein, in the event of the willful misconduct of the Employee in the performance of his duties hereunder resulting in material economic harm to the Corporation or the conviction of the Employee for a felony under federal or state law relating to the assets, business or affairs of the Corporation or involving moral turpitude, the Term of Employment may be terminated by the Corporation by written notice to the Employee, provided that the Employee shall be given prior written notice by the Board of Directors of the intention to terminate him for cause and the specific grounds for such termination. The Employee shall be entitled to a hearing before the Board before such termination becomes effective. In the event that the Term of Employment is terminated pursuant to this Section 5(a), the Employee shall be entitled only to any base salary and any other amounts earned or accrued by or owing to the Employee but not yet paid as of the date of termination.

         (b) In the event that the Employee, due to physical or mental disability or incapacity, is unable to substantially perform his duties hereunder for a period of six or more successive months, or for six months in any 12-month period, the Corporation or the Employee shall have the right to terminate the Term of Employment hereunder upon 30 days' prior written notice. In the event that the Employee is able to and recommences rendering services and performing his duties hereunder within such 30-day notice period, the Employee shall be reinstated and such notice shall be without further force or effect. If the Employee dies during the term of this Agreement, the Term of Employment shall



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terminate immediately upon his death. In the event that the Term of Employment is terminated pursuant to this Section 5(b), the Employee shall be entitled to receive the payments and benefits contemplated by Section 4(b) as if the Term of Employment were terminated by the Corporation other than for cause, PROVIDED, that any amounts payable thereunder shall be reduced by the aggregate amount of any Disability Benefits which the Employee may receive or to which he may be entitled, in the case of termination for disability, and by any death benefits payable to his beneficiaries pursuant to any plan (other than the SERP or other option or savings plans) to which the Corporation has contributed or for which it has made payroll deductions, such as group accident, health or life insurance policies, in the case of termination upon death.

         6. DISCLOSURE AND ASSIGNMENT OF DISCOVERIES. The Employee shall (without any additional compensation) promptly disclose in writing to the Board of Directors of the Corporation all ideas, formulae, programs, systems, devices, processes, business concepts, discoveries and inventions (hereinafter referred to collectively as "discoveries") whether or not patentable, which the Employee, while employed by the Corporation, conceives, makes, develops, acquires or reduces to practice, whether alone or with others and whether during or after usual working hours, and which are related to the Corporation's business or interests, or are used or usable by the Corporation; and the Employee hereby transfers and assigns to the Corporation all right, title and interest in and to said discoveries, including any and all domestic and foreign patent rights therein and any renewals thereof. On request of the Corporation, the Employee shall (without any additional compensation), from time to time during or after the expiration or termination of his employment, execute such further instruments (including, without limitation, applications for letters patent and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Corporation to protect and/or enforce its rights in respect of said discoveries. All expenses of filing or prosecuting any patent applications shall be borne by the Corporation, but the Employee shall cooperate in filing and/or prosecuting any such applications.

         7. CONFIDENTIALITY. The Employee agrees that all patent rights, inventions, technical information and know-how and trade secrets relating to the Corporation's electronic security systems and any other products marketed by the Corporation, any information relating thereto, and any other information relating to the business or interests of the Corporation which he knows or should know, is regarded as confidential and valuable by the Corporation (whether or not any of the foregoing information is actually novel or unique or is actually known to others), made available to the Employee by the Corporation or acquired by the Employee from the Corporation, other than that which legally and legitimately is or becomes of general public knowledge or passes into the public domain from authorized sources other than the Employee, will be held in confidence and will not be divulged (or caused or permitted to be divulged) by the Employee, without the prior written consent of the Corporation, to any person or entity, except to responsible officers and employees of the Corporation and other responsible persons who are in a contractual or fiduciary relationship with the Corporation or who have a need for such information for purposes in the interest of the Corporation or otherwise in the course of carrying out his duties hereunder and except when required to disclose such information by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with the apparent jurisdiction to order him to divulge, disclose or make accessible such information. The Employee further agrees that his obligations of secrecy and confidentiality under this Section 7 shall survive any termination of this Agreement unless specifically waived in writing by the Corporation and, in the event of any such termination, the Employee shall never use or market, nor disclose to others nor assist others in using or marketing, any of the information or property rights of the Corporation referred to in this Section 7, other than that which legally and legitimately is or becomes of general public knowledge or



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passes into the public domain from authorized sources other than the Employee.

         8. NON-COMPETITION. The Employee shall not, directly or indirectly,

         (a) engage in the business of manufacturing, leasing, selling, maintaining, or servicing, anywhere in the world, anti-shoplifting, theft detection, inventory/asset control, closed circuit television, access control, or article surveillance devices which are similar to or purport to accomplish results similar to the Corporation's electronic article surveillance, closed circuit television and access control systems and other products marketed by the Corporation;

         (b) otherwise engage in competition with the Corporation;

         (c) solicit or attempt to solicit business of any customers of the Corporation for products or services the same or similar to those offered, sold, produced or under development by the Corporation during the Term of Employment;

         (d) solicit or attempt to solicit for any business endeavor any employee of the Corporation; or

         (e) render any services as an officer, director, employee, partner, consultant or otherwise to, or have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in any activities described under clauses (a) through (d) above;

during the Term of Employment and for a period of two (2) years from and after the date of termination of the Term of Employment (or, if longer, during the term of the Continuation Period), or for such lesser area or lesser period as may be determined by a court of law or equity to be a reasonable limitation on the competitive activity of the Employee, it being understood and agreed by the parties hereto that this provision is reasonably necessary to protect the patent rights, inventions, technical information and know-how, trademarks and the good will and reputation of the Corporation. For the purpose of Section 7 and this
Section 8, the term "Corporation" shall include any and all affiliates of the Corporation in existence from time to time. Notwithstanding anything to the contrary contained in this Section 8, the provisions hereof shall not prevent the Employee from purchasing or owning up to two (2%) percent of the voting securities of any corporation, the stock of which is publicly traded.

         9. INJUNCTIVE RELIEF. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 6, 7 and 8, the Corporation shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages or to enforce the specific performance of such provisions by the Employee and to enjoin the Employee from any further violation of such provisions and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. The Employee acknowledges, however, that the remedies at law for any breach or threatened breach by him of such provisions may be inadequate and that the Corporation shall be entitled to injunctive relief against him in the event of any breach or threatened breach.

         10. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements and understandings between the parties pertaining to the subject matter hereof and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Employee's compensation and/or benefits may be increased at any


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time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect.

         11. SUCCESSORS AND ASSIGNS. Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the consent of the other party, provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of the Corporation to another corporation, or upon the merger or consolidation of the Corporation with another corporation, this Agreement shall inure to the benefit of, and be binding upon, both the Employee and the corporation purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other corporation were the Corporation. In the event of a sale, merger or consolidation described in the preceding sentence, the Corporation shall take whatever action it legally can in order to cause such other corporation to expressly assume the liabilities, obligations and duties of the Corporation hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of, and bind, the parties hereto and their legal representatives, heirs, successors and assigns.

         12. GOVERNING LAW. This Agreement is made and executed and shall be governed by the laws of the State of Florida, without giving effect to choice of law principles.

         13. INDEMNIFICATION.

         (a) The Corporation agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer, or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee's alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, officer, member, employee or agent of the Corporation or other entity and shall inure to the benefit of the Employee's heirs, executors and administrators. The Corporation shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Corporation of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

         (b) Neither the failure of the Corporation (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Employee under Section 13(a) above that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by the Corporation (including its board of directors, independent legal counsel or stockholders) that the Employee has not met such applicable standard of conduct, shall create a presumption that the Employee has not met the applicable standard of conduct.



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         (c) The Corporation agrees to continue and maintain a directors and officers' liability insurance policy covering the Employee to the extent the Corporation provides such coverage for its other executive officers.

         14. REPRESENTATION. The Corporation represents and warrants that it is fully authorized and empowered by action of the Board of Directors to enter into this Agreement and that the performance if its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

         15. SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

         16. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of the Employee's employment to the extent necessary to the intended preservation of such rights and obligations.

         17. BENEFICIARIES/REFERENCES. The Employee shall be entitled, to the extent permitted under the applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Employee's death by giving the Company written notice thereof. In the event of the Employee's death or a judicial determination of his incompetence, reference in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

         18. RESOLUTION OF DISPUTES. Except for disputes which are subject to the provisions of Section 9, any disputes arising under or in connection with this Agreement shall, at the election of the Executive or the Company, be resolved by binding arbitration, to be held in Ft. Lauderdale, Florida in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both parties, shall be borne by the Corporation.

         19. NOTICES. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated at the beginning of this Agreement or to such changed address as such party may subsequently give such notice of.

         20. HEADINGS. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         21. COUNTERPARTS. This Agreement may be executed in two or more counterparts.




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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

SENSORMATIC ELECTRONICS CORPORATION               Employee:

By:
    -----------------------------                 -----------------------------
Name:                                             PER-OLOF LOOF
Title:





















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